Exhibit 99.1

February 1, 2016

Dear Shareholders,

First of all, Provision Holding, Inc. and I would like to wish you and your families Happy New Year! As we begin this New Year, we want to briefly reflect on our recent accomplishments to bring everyone up to speed on what we feel were the material highlights of the past year, as well as to share with you many of the prospects that we are very excited about for 2016 and beyond.

Before we talk about the future, we think it’s important to look back, take a deep breath, and acknowledge that we have come a long way in the last year. The Company has endured several difficult periods in the last five years and we recognize that, while we have remained focused on moving the business forward to establish our presence in the digital media industry, it has required the complete focus and tenacity from management and some patience from our shareholders. We continue to work towards creating a company whose operating model is predicated on generating consistent and recurring revenue which, we believe, will create sustainable incremental value for our shareholders.

While we have shown considerable near term growth over the past several quarters, and we fully expect that trend to continue; our vision remains long term, and fixated on the creation of intrinsic value for shareholders. As a result of that vision, shareholders will soon see that, in addition to expediting our installation program of our 3D Savings Center kiosks and increasing the presence of our kiosks within one of the nation’s largest retailers, we also intend to file a number of additional patents to further strengthen our intellectual property portfolio and increase our industry “moat”.

We face a unique set of challenges working as a service provider to large retailers and we can only move as quickly as our contracts will allow. With that said, we believe that the relationship that we have enjoyed with our leading customer has begun to bear fruit and as we increase our presence throughout their store network on an almost daily basis, our kiosks have become an integral component of their store loyalty program. With our continually expanding presence we have become attractively and strategically positioned to fully execute our advertising model. We continue to draw the attention of the world’s leading consumer packaged goods companies and brands, which should allow us to fully utilize the advertising space on our kiosks and take a giant leap forward in attaining our goal of the recurring revenue model. This is as dynamic a period of growth as the Company has ever experienced and we feel like we remain in the early stages of this opportunity.

Our progress in 2015 was initiated in 2014 when we obtained financing from DB Dava and announced that we would begin our initial kiosk rollout to 200 stores and become current in our SEC periodic filings. In 2015, we delivered on our promises:

●	January 2015 – Provision participates at National Retail Foundation’s 2015 conference;

●	May 2015 – Provision announces completion of Comprehensive Form 10-K to achieve the goal of compliance with SEC regulations;

●	May 2015 – Provision announces Pharmark Ad Sales for Rite Aid;

●	September 2015 – Provision announces shipping first 100 kiosks to Rite Aid;

●	October 2015 – Provision announces installation of first 100 kiosks;

●	October 2015 – Provision announces partnership with Fujifilm to install and service kiosks;

●	October 2015 – Provision announces installation of first 150 kiosks;

●	November 2015 – Provision announces quotation on OTCQB market from Pink Sheets;

●	November 2015 – Provision announces quarterly results with $1M in revenues;

●	December 2015 – Provision announces installation of 200 kiosks;

Further, to kick off the year, in January 2016, we announced the shipment of an additional 250 kiosks for immediate installation.

Now, let’s shift our focus to get Back To The Future. As Provision stands today we believe we are in the best position from several crucial standpoints including: the commercialization of our product on a nation-wide basis, our growing proof of concept with large and highly visible customers, the consumer acceptance of the kiosk interface, the stability of our capital position enabling management to execute our business plan and, our commitment to engage the investor community to share the Provision growth story from our newly formed position of strength. Since our last press release, which provided an update on new shipments, the Company has achieved a total installed base of approximately 450 units with our national retail customer. Given our current shipment and installation schedule we feel confident that our installed base should reach 1,000 units by early April. This is a tremendous achievement for our Company, as it represents significant penetration within our largest customer and shows that while we have grown exponentially, we have a lot of blue sky to chase over the balance of the year as we look to reach the remaining 3,500 locations. Given the frantic pace of the installations we are also continuing the work with our customer on perfecting kiosk use and placement and branding opportunities to ensure the successful adoption of the 3D Savings Center kiosk into the stores. Admittedly, there will always be bumps in the road when you are moving this fast and working within a customer this large, but we have maintained a constant dialogue with the senior management of our customer to address and correct issues as they arise.

Our increasing installed base has allowed us to deeply penetrate store locations in the top two advertising markets in the U.S.; and our ongoing installations should expand our coverage throughout the top ten markets. This presence has allowed us to further material discussions with leading consumer products companies, and our unique advertising medium has been enthusiastically received by advertisers. As we are now in the process of establishing our nation-wide footprint, we believe we are reaching an increasingly crucial inflection point for our operating model as this presence has begun to result in initial commitments from leading national consumer product companies. We are more confident, given the current circumstances, that our kiosk advertising model will be able to operate at capacity and that this tremendous branding opportunity for our Company will soon translate to similar installations with other customers that maintain equal, if not, quite larger store networks in the United States.

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The last several years have been a roller coaster ride for management and shareholders alike, and we appreciate the patience you have shown us. We believe that the future of Provision is bright and this shareholder letter is one of the first tangible signs of our commitment to improving our shareholder communication and corporate transparency. With the introduction of our new website, which will feature updated presentations and articles with relevant information, we hope to make ourselves and our efforts more visible to investors and we will look to directly engage investors by attending industry and investor specific conferences to get our rapidly evolving story out there. Over the past twelve months we invested in bringing the company current in all of its required filings. One of the reasons for this is that we would like to work towards listing shares of Provision on a national securities exchange in 2016, as we believe this will allow our story to reach a broader investor base; allowing our fundamental growth to gain traction with increasingly larger investors.

We want to thank all of you for your interest in Provision and your continued support in our endeavors. We believe that while we have made significant progress recently, our future has never look brighter and we are excited to share several ongoing developments with you soon. This is a journey and we are not only committed to success, but we are now best positioned to execute our plans to accomplish that.

You can reach us anytime at investorrelations@provision.tv. You can also follow us on the Internet:

www.provision.tv

www.youtube.com/Provision3D

Twitter: @Provision3D

Facebook: Provision

Looking forward to a bright future.

Best regards,

/s/ Curt Thornton
Curt Thornton
Chairman and Chief Executive Officer
Provision Holding, Inc.

Some of the statements contained in this letter that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this letter, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and patents. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. We do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, except as required by applicable law.

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